Exhibit 99.1

PRESS RELEASE

MACKINAC FINANCIAL CORPORATION DECLARES $.10 CASH DIVIDEND ON COMMON STOCK

For Release:	October 25, 2016
Nasdaq:	MFNC
Contact:	Paul D. Tobias, (248) 290-5901/ ptobias@bankmbank.com
Jesse A. Deering, (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”), announced the approval of a cash dividend by its Board of Directors on October 25, 2016.  The Board of Directors declared a cash dividend of $.10 per common share, payable January 9, 2017 to shareholders of record at December 28, 2016. The dividend is unchanged from the prior quarter’s dividend.

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $950 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 23 branch locations; 12 in the Upper Peninsula, three in the Northern Lower Peninsula, one in Oakland County, Michigan and seven in northern Wisconsin.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.